[KIRK] — Kirkland’s Third Quarter 2015 Earnings Call
Thursday, November 19, 2015 11:00 a.m. ET

Company Representatives

Jeff Black; SCR Partners; IR

Mike Madden; Kirkland’s, Inc.; President and CEO

Adam Holland; Kirkland’s, Inc.; VP and CFO

Analysts

Brad Thomas; KeyBanc Capital Markets

Neely Tamminga; Piper Jaffray & Co.

Kristine Koerber; Barrington Research Associates, Inc.

David McGee; SunTrust

Anthony Lebiedzinski; Sidoti & Company

Presentation

Operator: Good morning, and welcome to Kirkland’s third-quarter 2015 earnings conference call. All participants will be in listen-only mode. (Operator Instructions)

Please note this event is being recorded.

I would now like to turn the conference over to Jeff Black with Investor Relations. Please go ahead, sir.

Jeff Black: Thanks, [Jeff]. Thank you, and good morning, and welcome to Kirkland’s conference call to review results for the third quarter of fiscal 2015. On the call this morning we have Mike Madden, President and Chief Executive Officer; and Adam Holland, Vice President and Chief Financial Officer.

The results, as well as a notice of the accessibility of this conference call on a listen-only basis over the internet were released earlier this morning in a press release that’s been covered by the financial media. Except for historical information discussed during the call, the statements made by the Company management are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in Kirkland’s filing with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on April 14th, 2015.

I will now turn the call over to Mike Madden. Mike?

Mike Madden: Thanks, Jeff. And good morning to everybody. The retail environment was challenging in the third quarter, particularly in October, driven primarily by softer than expected traffic. Texas and the immediately surrounding states where we have large concentrations of stores comped negative in the quarter and impacted comparable store sales by about a point. The Southeast, California, and parts of the Midwest were notable bright spots. And our fall seasonal business performed well.

E-commerce revenue was robust and comped ahead of plan. Yet traffic weakness was not confined entirely to Texas, and we ran more promotional activity than planned to stimulate demand and manage inventory. Supply chain costs were higher which also had a negative effect on the gross profit margin.

As we had forecast, we experienced some pressure on operating expenses as we worked to get the majority of stores for 2015 open for the holiday selling season. We’re on track to open a net total of 31 stores this year, and will have 11% more stores open this year versus last as we enter the holidays.

We’re excited about that because the new stores are opening above plan on a consistent basis. We think that’s due to significant strides we’ve made in the site selection process. And that gives us optimism as we continue our store growth plan.

Thus far in the fourth quarter, traffic trends, while having moderated somewhat, remain challenging. But healthy conversion rates are offsetting that to yield a slightly positive overall comp against last year’s increase of 8.2%. Our revised guidance range assumes traffic challenges persist. And that has the potential to put some pressure on our merchandise margin in the fourth quarter.

However, the bulk of the quarter is ahead of us. The holiday assortment will continue to gain penetration in the upcoming weeks. And we have a strong marketing and promotional calendar in place for the season. It’s still very early in the quarter, and it’s pre Black Friday. So we are maintaining some conservatism ahead of these big weeks.

While overall retail trends are softer right now, we remain focused on executing our business and controlling what we can control, maximizing the potential we have to close out the year strongly by leveraging our seasonal assortment and our store additions.

It’s also important to point out that we expect merchandise margin pressure to be offset by leverage on our operating expenses given our projection for double-digit growth in the fourth quarter. Adam will go over the third-quarter financials and our fourth-quarter and full-year guidance in a moment.

Despite challenging traffic, we achieved top-line growth of 10% for the third quarter. Our e-commerce revenues exceeded expectations, rising almost 40% over the prior year, and adding 2.5% to our consolidated comp.

As in prior quarters, the majority of our e-commerce revenue related to in-store pick up, which has clear benefits to profitability. Store comps were driven by strength in conversion which largely offset declines in traffic and average unit retail price.

From a merchandise category perspective, we were encouraged by the performance of our fall seasonal assortments, Harvest and Halloween. We invested more in these assortments, namely Harvest, for the third quarter. And we achieved our sales goals while exceeding the margin plan. Our fall seasonal performance normally is a good indicator for holiday seasonal.

We also experienced relative strength in the decorative accessories category, which is a key component to delivering year-round newness to our core shopper.

Overall inventory is higher in part due to the increases in store count and continued growth in e-commerce. While we ended the quarter with in-store levels a bit higher than what we’d like, a portion of that reflects and increase in the investment in Christmas seasonal product. Our guidance assumes a promotional fourth quarter, and we have moderated our receipt plans going forward to match the pace of the business.

We’re very happy with the way we’re executing on our real estate expansion. We have a solid pipeline of lease opportunities and much better visibility looking forward than we’ve had in the past. We’ve spend a lot of effort validating our long-term plan for unit expansion, and continue to believe 500 stores is the right number for an interim goal.

We’re using a more analytical approach to site selection, using more in depth information about our customer and our competition. And the results thus far have been encouraging. New stores are opening with sales above the rates of prior classes. And importantly, the 2015 performance is much more consistent across all openings.

Most of the near-term expansion in the fleet will come from markets within existing operating areas. For example, Nashville has grown from two stores to seven stores, and is one of our best markets. We’re finding similar success in existing markets such as Detroit, Michigan, and Raleigh, North Carolina. We’re achieving deeper saturation in areas like these where we already have some brand recognition and that’s benefiting sales and profit. We’ve identified a number of existing markets for new stores, and believe that we can improve our efficiency in opening stores as we move forward.

Earlier, I mentioned an increase in our supply chain cost during the quarter. The planned third-quarter transition to a new facility to support fall seasonal flows and e-commerce was slower than we anticipated. There were a lot of intersecting headwinds that affect the supply chain in the quarter. These include uneven product flow at the port [situation ease], an increase in seasonal buys, compressed new store activity versus a year ago, some timing delays with access to the new facility in labor and cost challenges associated with this move.

All of these factors combine to make peak activity more of a challenge than normal or than we expected. We expect less of an impact from these issues as we move into the fourth quarter, and will be up and fully running with e-commerce in the new facility in the first quarter of 2016.

Looking ahead, we’re moving forward with plans to expand our supply chain capabilities in the near term and beyond. We’ve talked about the need for more than one distribution center as we execute our growth plan. We believe expanding our supply chain and its capabilities will enable future growth, reduce our operating costs, and provide us with additional flexibility in managing our demand channels. We’ll update you on the details of these plans in the coming quarters.

As we look forward into 2016, we have an opportunity to grow our business profitably as we continue to invest prudently in stores, e-commerce, and our supply chain. We’ll continue our real estate growth, now equipped with better tools and processes and a populated pipeline. We also expect continued growth from our e-commerce channel and will focus on improving our ship-to-store process to provide a better experience for our customers.

At the same time, we’ll work to build on our progress in merchandising in stores as we embark on new initiatives to improve sell-through and comps by driving each leg of the sales model: traffic, conversion, average retail price, and units per transaction. We’re focusing our marketing efforts around driving traffic through new branding initiatives, while tightening our marketing spend through the use of our loyalty program and email communications in addressing customer retention.

Our overall priorities for the business have not changed. Taking advantage of the organic growth opportunities available in brick and mortar stores and through the e-commerce channel, increasing our in-store productivity, and driving comp sales of existing units and tightening our focus on capital allocation and return on investment.

Before I turn it over to Adam, I’d like to thank our now over 10,000 associates, which reflects us staffing up for the holidays, that are ready to service our customers this season. We look forward to a big season, and we really appreciate all that they do for us. Adam?

Adam Holland: Thank you, Mike.

Net sales for the third quarter were up 10.3%, while comparable-store sales increased 1.8%. Brick and mortar comparable-store sales were down 1%. This was driven by a 3% increase in conversions, offset by a 3% traffic decline resulting in flat transactions. The number of items sold per transaction and the average unit retail selling price were both slightly down to last year, leading to a small decrease in the average ticket.

E-commerce revenue was $9.6 million for the quarter. That’s a 38% increase over the prior-year quarter and accounted for approximately 7% of total sales during Q3. In the third quarter last year, e-commerce was 6% of total sales.

Comp sales trends in our brick and mortar stores were slightly negative throughout the quarter. Sales results in Texas, where we have our highest concentration of stores, weighed down on our comparable-store Q3 sales results. The sales weakness was most pronounced in West and Central Texas along with our border stores.

We opened 21 new stores during the quarter, which is on pace to meet our total store target prior to Thanksgiving. At the end of the quarter, we had 2.8 million square feet under lease, which is an 11% increase from the prior year. Average store size was also up about 1% to 7,634 square feet.

Third-quarter gross profit margin decreased 180 basis points, to 37.2%. Most of this contraction was due to a lower merchandise margin, which decreased 105 basis points, to 55.2%. Of that amount, approximately 55 basis points was due to promotional markdowns to stimulate traffic and manage inventory levels. The remainder of the merchandise margin decline was due to higher than anticipated inbound freight charges required to process containers through our DC during peak season.

Moving on to the other components of gross profit margin. Store occupancy costs increased about 43 basis points as a percentage of net sales during third quarter of 2015. This was in part due to the timing of stores that opened late in the quarter and early November as well as some de-leverage on lower-than-planned comparable-store sales.

Outbound freight costs, which include e-commerce shipping, decreased 20 basis points as a percentage of sales, primarily due to our shift to more in-store pickup sales from e-commerce, which are a lower cost for us. Central distribution cost increased 54 basis points, reflecting the addition of the new distribution facility as well as labor pressures due to peak season challenges.

Operating expenses for the third quarter were 33.6% of sales. That was up approximately 30 basis points versus last year. Store-related expenses such as payroll de-leveraged during the quarter due to an increase in new store activity and heavier freight deliveries. Marketing provided some leverage versus the prior-year quarter, but not enough to offset the increase in store payroll.

Corporate-related expenses leveraged during the quarter, driven by decreases in payroll and expenses related to our new corporate headquarters. E-commerce-related operating expenses were flat compared to the prior-year quarter as percentage of total revenue.

Depreciation and amortization increased 32 basis points as a percentage of sales, reflecting the increase in capital expenditures, including the implementation of major technology initiatives during the last several years. The tax benefit for the quarter was approximately $674,000, which reflects state employment and investment credits realized during the quarter. The net loss for the quarter was $0.02 per diluted share.

Moving to the balance sheet and the cash flow statement. At the end of the quarter, we had $32.4 million in cash on hand, and we repurchased 148,507 shares of common stock during the quarter for a total of $3.4 million. And we had approximately $19.3 million remaining available for future repurchases.

Inventory was up 23% versus a year ago, driven in part by the square footage increases in e-commerce. At quarter end, we had no long-term debt, and no borrowings were outstanding under our revolving line of credit. Through the end of the third quarter, cash used in operations was $8.6 million, reflecting our operating performance and an increase in working capital. Capital expenditures were $25.7 million through the first three quarters of 2015, primarily for new store openings as well as improvements to existing stores and other supply chain investments.

Turning to our guidance. For the fourth quarter of fiscal 2015, we expect total sales to be in the range of $197 million to $200 million, which reflects a comparable-store sales range of flat to up 2%, compared with net sales of $178.7 million and comparable-store sales increase of 8.2% in the prior-year quarter.

Gross profit margin is anticipated to be down compared to the prior-year, primarily due to a combination of higher promotional activity and higher supply chain costs. Operating expenses are expected to leverage during the quarter with corporate-related expenses driving most of the reduction. As a result, earnings per share is expected to be in the range of $0.88 to $0.95 per diluted share. This compares with earnings of $0.87 per diluted share in the prior-year quarter.

For the full year 2015, we expect to generate earnings per share of $0.89 to $0.96, excluding the $0.02 per-diluted share charge related to the retirement of the Company’s previous CEO, which was incurred in the first quarter.

We expect a modest decline in our fourth-quarter and year-to-date operating margin. This guidance assumes a tax rate of 38.5%. From a cash flow standpoint, we continue to maintain a strong cash balance and do not anticipate any usage of our line of credit during the remainder of the year.

Capital expenditures are currently anticipated to range between $32 million and $34 million before accounting for landlord construction allowances for new stores. These CapEx assumptions are higher than our previous forecast due to new store construction costs relating to our early February 2016 openings as well as a shift in timing of planned investments relating to our e-commerce fulfillment center.

Thanks, and I will now turn the call back over to Mike.

Mike Madden: Well, thanks everybody. And we are now ready to take a few questions.

Questions and Answers

Operator: (Operator Instructions)

Brad Thomas, KeyBanc Capital Markets.

Brad Thomas: Good morning everybody. I wanted to first ask about the guidance. And just as we look at the change in sales, looks like you’re really only bringing that down by about 1%. But obviously a more substantial cut on the earnings outlook. Could you maybe help us to just piece apart how much is sales miss versus incremental markdowns that you’re putting into place versus some of the supply chain costs and maybe some of the store and e-commerce investments that you’re making?

Mike Madden: Sure, Brad. This is Mike. And I’ll start, and Adam can fill in the gaps. What I would — in looking at Q4, sales is a big component there. And so that’s a shift down I think about $5 million or so on the sales line. Margin is probably your second component there, merch margin. And that reflects our conservative outlook in terms of promotional activity in the quarter in response to some of the traffic softness that we’ve had. And then I think the third piece of that would be supply chain, in that order. Adam, do you want to add to that?

Adam Holland: No, I think that’s right. I mean, if you look at the — we didn’t give specific Q4 guide. But if you look at high guide to high guide, Brad, you’re look at roughly $0.09 to $0.10 on the sales and roughly $0.08 on merch margin, which would get most of the delta between the previous Q4 guidance and the guidance we gave this morning.

I think the sales component guide reflects the traffic trends we saw in the late third quarter and where we are right now. And like Mike said in his prepared comments, there’s still — most of our selling season is still ahead of us.

On the merch margin side, we had a couple things that came into play. One was the supply chain pressures. This was something that we did not anticipate the level of in the third quarter, which decreased merch margin probably by about $0.02. And we’ll see another $0.02 flow through merch margin in Q4. This is that inbound freight component that Mike mentioned.

And the rest of it is really promotional activity. And we look at this guidance as conservative, especially on the margin side. There’s going to be a lot of other retailers with a lot of promotions out there, and we wanted to be conservative when we put out the numbers, and hopefully we do better. But this is where we felt like we needed to be at this point in time, the week before Thanksgiving.

Brad Thomas: Great. That’s very helpful. And then just if I could talk about new stores for a second. It sounds like those are still doing very well in terms of their productivity out of the gate. Just as we step back and think about how new stores are affecting this year, they had been a bit of a drag from an investment standpoint the last couple of quarters. I mean, how does that play out in terms of the new store contribution to the fourth quarter specifically? And for the year as a whole, do they come in as a drag or as a contributor?

Mike Madden: Well, I think you’re seeing kind of the inflection point on that, Brad, because yes, it has been somewhat a drag coming into the fourth quarter because we had a lot of pre-opening effect, a lot of compression in terms of the stores opening around the same time, which weighed a bit on our OpEx.

But even with the things we just mentioned in terms of the guide on sales and merch margin, we still expect to have leverage on the operating expense line. And one of the big reasons for that is the new store contribution and how it affects fixed cost in our operating expense structure. So that’s coming through in the fourth quarter. And yes, we’re very encouraged by the openings that we’ve had. It’s a very consistent class so far, and it’s performing above our internal expectations.

Brad Thomas: Great. All right, well I’ll turn it over to some others for questions. Thank you.

Operator: Neely Tamminga, Piper Jaffray.

Neely Tamminga: Great. Good morning. I just want to dig in a little bit more and make sure that we’re super crystal on this. So traffic obviously was weak in October. But did we see positive traffic in September and August? And just did it kind of fall down then in October? That’s one question. I’ve got a couple, so let’s just do this.

Unidentified Company Representative: No, go ahead. You finish.

Neely Tamminga: (Laughter) All right. So that would be one. And then I guess into November — Mike, thank you so much for the quarter-to-date commentary. I think it’s helpful to understand what’s going on with you guys right now. As we think about that, did Texas change at all? Or has Texas been primarily still the drag? Because I guess what I’m hearing is there’s some sort of weather-induced sort of traffic, maybe general issue without their retail, and then there’s also Texas. So I’m trying to just aggregate that for November for you. Thanks.

Mike Madden: Okay. As far as traffic through the quarter — and if you recall from our first two quarters, we haven’t had large traffic gains to speak of, but we’ve been right around flat, slightly negative. And that was the case at the beginning of third quarter as well, always coupled with strong conversion. We’ve had conversion throughout the year.

October, there was a little hiccup there. Traffic dropped off another few points in that month. And there were a lot of things going on, to your point. We do have a concentration in Texas. I think there was a general slowdown, maybe in retail generally during that timeframe. As we’ve come into the early part of the fourth quarter, we’re not seeing quite that level of decline in traffic. It’s a little better. And so I think I alluded to that in the November commentary.

As far as Texas goes, early this quarter, it’s a little better than it was in October as well. So there’s a lot of diversity in our markets in Texas. We do have some very strong stores that are out in the more oil producing areas and along the border as well that are weighing it down maybe more than what you might think just in the metro areas of Dallas and Houston. So there’s a lot of things going on there. I think to answer your question, it’s a little better in the fourth quarter so far than it was in third.

Neely Tamminga: Okay. And then in terms of your sales volume weeks that you have ahead of you, can you just remind us — because you do have such a 4Q-heavy year — what are some of your key volume weeks as we should be navigating and thinking about watching your stores during those key weeks?

Mike Madden: Sure, I mean, from here – I mean, next week is the heaviest volume week for us. Black Friday is our biggest day of the year, and it has been every since I worked for the Company. So it’s a huge day for us, and we have a big plan ahead of us. And I feel good about our positioning for that day and really that weekend, which is what it’s really become more so than just the one day.

And then there’s a little drop in volume in the early part of December and then it picks back up right before Christmas. So that week before Christmas would be your second biggest volume week. And then we have a decent amount of traffic even post holiday with a lot of the after Christmas shopping and events that we run there, followed by our January big semi-annual sale. So it’s a strong set of weeks for us that we have ahead of us. But the biggest ones are next week and then the week prior to Christmas.

Neely Tamminga: Okay, that’s helpful. And then Adam, could you walk us through a little bit — more break down the inventory maybe to the extent that you can around — there was a pretty decent increase [year over year] in inventory. So what portion of that are you worried about? What portion of that are you not worried about, and kind of why?

Adam Holland: Well, you know, it’s like Mike said in his comments. I mean, we are at an elevated level. But not to the point where we’re concerned. A lot of that inventory is seasonal. The Halloween and Harvest selling through as good as it did is an indicator typically of how our Christmas assortment will perform.

I think you couple that with the fast-turning nature, the fact that we’ve reduced receipts to account, we feel like it’s completely manageable. There’s not an aging issue. It’s current. It’s got a lot of the stuff that we want for this time of the year. And like I said, that clearance mechanism we have in January is also there to help us smooth through any items that are non-seasonal in nature to start the year fresh.

Mike Madden: And obviously also, Neely, it reflects the growth in the store count and the growth in e-commerce. And those are natural increases that we have baked in there.

Neely Tamminga: Could you disaggregate maybe, Adam, what in the inventory is in e-commerce kind of driven, growth driven, as well as store driven? I know that’s hard. But I’m just wondering if you have it handy in a schedule.

Mike Madden: Well, I mean, I would say a little more than half the overall increase is growth driven. Then there’s a component — and I think if you looked at the end of the quarter, on Christmas seasonal, we’d be about $3 million higher than we were last year. And that was planned. I mean, that’s what we wanted from this year. We saw opportunity in last year’s assortment to go deeper on some classes of SKUs that were selling really well last year. So we did that. So that’s a piece of it.

And then the other is just some overhang from softer sales in Q3. And that would be the component that we’re planning for through a stronger promotional expectation for the balance of the year, and relates to what Adam just mentioned in terms of what we need to work through. And it is manageable given our turn rate.

Neely Tamminga: That’s helpful, you guys. Best wishes this Black Friday.

Operator: Kristine Koerber, Barrington Research Associates.

Kristine Koerber: Good morning. Just a follow-up on the promotional activity during the quarter. So if Harvest and Halloween sold through pretty well during the quarter, what are you marking down?

Mike Madden: Well, I think it gets into some of the other areas of the assortment, Christine. Wall decor hasn’t been performing as well as we’d like to see. I think we’re on top of that. I think we — the mix there, it was kind of in a shift mode. And we’re working through that. I’m not worried about anything content-wise in the assortment. So wall decor has been a little soft. Lamps have been a little soft. That’s a very competitive category right now, and we have been reducing that assortment a bit as we work through the year. So there are some things, yes, that we’re having to work through. But nothing that I see as really holes in the assortment that we can’t fix.

Kristine Koerber: Okay. So the fall seasonal did well, and you’re kind of having some challenges within the core product?

Mike Madden: Well, it’s more traffic driven, Kristine. I mean, yes, some of the core product is a little higher in terms of how much we have on hand simply because we haven’t had the foot traffic that we need that we would have to normally move through it at the rate that we planned. So I think it’s more that. And it’s just adjusting some of those core buys going forward to make sure that we’re matching pace with sales trends.

Adam Holland: Yes, Kristine, I would just add to that, the conversion metric is one of the barometers for the health of the assortment. And the conversion was still up in Q3. So I think that just bolster’s Mike’s point that the traffic is the reason for any level of inventory overhang.

Kristine Koerber: Okay. And then you mentioned California and the Southeast as bright spots during the quarter. How was traffic in those regions?

Mike Madden: It’s better than certainly what we called out related to Texas and that Gulf Coast area. California’s been a strength. The Midwest, there’s pockets of the Midwest that we’re doing really well in kind of that upper Midwest, Michigan, Ohio area. And then we’re doing really well in the Southeast, Georgia, Alabama. Florida’s been good traffic. It’s mixed, but strength throughout the country in different areas, but for that concentration there in Texas.

Kristine Koerber: Okay. And then as far as the real estate pipeline for 2016, can you give us any color on what you’re thinking as far as store openings and timing of openings?

Mike Madden: Yes. Well, for this year we are basically complete with our schedule. We will have 42 stores open going into the holidays. We may have one more pop up before — in January. We’re working through. And as we walk into 2016, we, as we’ve said before, anticipate that pipeline to come earlier in the year. And we are well positioned to have a good chunk of the opening schedule open in the front half. And even beyond saying the front half, spread across the front half so that we’re not so concentrated, which is what we had this year. So next year’s class should be very much more front loaded than you saw this year.

Kristine Koerber: Okay. And then just one last question. Can you give us a percentage of customers that purchased product online and picked up in stores during the quarter?

Mike Madden: Sure. Right around 70 —

Adam Holland: Just shy of 70%.

Mike Madden: And that’s not customers, that’s revenue. So the amount of revenue that we had generated through the site, 70% of that was ship-to-store.

Kristine Koerber: All right. Thank you.

Operator: David McGee, SunTrust.

David McGee: Yes, hi everybody. Couple of questions here. One is, on the conversion during the quarter, that being up, which is good to see, if you were to somehow take out the impact of being more promotional, would that number still be positive, do you think?

Mike Madden: That’s obviously hard to do. But yes, I think it would be. I mean, we were running — before we got a little more heavy in the way of promotion, we had a nice conversion gain. If you go back into the prior quarters, you had it too. So yes, when we get them in the store, they’re buying, whether it’s promotional (inaudible) —

David McGee: And if you were to adjust the current trends for traffic, would you say the conversion on the Christmas seasonal is higher year to year?

Mike Madden: It’s hard to confine conversion to the category level. We are seeing early strong results out of that assortment. So that’s part of the conversion gain. So I think that that is a component of it, yes.

David McGee: I guess a better way to ask that is, adjusting for traffic, are you satisfied so far with the Christmas seasonal sell-through? Because as I understand it’s not really promoted right now.

Mike Madden: That’s right. I mean, we’ve got some planned percent offs and things that we do. But yes, I mean, we are pleased so far with the progress in that assortment. So that’s a good sign.

David McGee: And then lastly on the extra inventory at quarter end, just to make sure I understand this, so this is, in your opinion core product for the most part, the overage there?

Mike Madden: I think it is. I mean, it’s not seasonal. We’re heading into the seasonal period here with that. And we just talked about it in its early performance. It’s more everyday product in some of the core categories that we carry. And just letting that come back in line over a few months here should be all we need.

David McGee: So would you be willing to give a forecast now what the inventory might look like at year end?

Mike Madden: I think we’ll wait on being really specific there. The one thing I would say is, as you start to go into the end of the year, we’re going to start being up against the effect of that port slowdown, which held our inventory levels low beginning really about this time last year, and continuing on through April. So just, that’s something to keep in mind when you look at year-over-year compares as we go forward.

David McGee: Would there be a way to quantify or adjust for that variable?

Mike Madden: We will do that when we get to the comparison and we talk about it.

David McGee: Okay, great. Well, good luck, guys. Thank you.

Operator: Anthony Lebiedzinski, Sidoti & Company.

Anthony Lebiedzinski: Good morning. Thank you for taking the question. So my first question, just a little bit more on Texas. Wanted to see if you could be a little bit more specific as to what you’re seeing in your Dallas and Houston and San Antonio/Austin markets?

Mike Madden: Anthony, I would call it out as we’re softer in the Western part of the State. Some of the markets, like a San Antonio, along the border, Austin, and further west, it’s offset a bit by Dallas and Houston being a little stronger. And then we’re also seeing some weakness in Oklahoma and Louisiana.

Anthony Lebiedzinski: Okay, that’s helpful color. And also, you spoke a lot about the additional supply chain costs. So heading into next year, I know you haven’t provided guidance specifically for 2016, but would you expect to leverage the supply chain costs?

Adam Holland: Anthony, this is Adam. For what we experienced in Q3 and what’s going to bleed over the margin in Q4, this is the inbound charges that were very, I would call, discrete items to the quarter, should not happen again next year. We’ve had planned measures in place for a while to avoid those type of charges.

And the plan from earlier in the year was to get our second facility up and going in Jackson to defray some of those charges. And as Mike mentioned, we weren’t able to get that facility up and going fast enough. And it created a bit of an inbound backlog which caused these per diem and demurrage charges that we saw.

So for those charges, yes, those should be leverageable next year. But overall, supply chain, I think you’re probably not going to see the leveraging effect until we get a more robust chain all the way back to the port, which could include a form of a West Coast bypass as well as a second facility outside of Jackson.

Mike Madden: But I think next year we do have the opportunity to kind of hold the line on supply chain costs given the measures that I’ve mentioned. So that discrete component should not occur.

Anthony Lebiedzinski: Got it. Okay. And in terms of any expense reductions that you can take to try to offset some of the weaker top-line performance?

Mike Madden: One thing is just, it’s kind of line by line as we look ahead, if you’re talking about fourth quarter, there’s not a whole lot we can do. We can control some of the marketing spend, but I think it’s important that we maintain activity there and continue to drive traffic.

As we go forward, I think we’re past a lot of the fixed cost investments that we’ve made. So holding the line on corporate expenses is going to be really important. And we certainly intend to do that going into next year. And then really just beyond that, it’s looking at every line item and seeing what you can control best and putting that into place.

Anthony Lebiedzinski: Okay, thank you.

Operator: (Operator instructions)

Brad Thomas, KeyBanc Capital Markets.

Brad Thomas: Yes, hi. Thanks, guys. Just a couple of other follow-ups if I could. First, just in terms of what you’re seeing out there, could you tell us what you’re seeing from a competitive standpoint? Do you think that those that you are up against are seeing the same issues and are increasing their level of discounting?

Mike Madden: You know, it’s a competitive space. I think there are a lot of promotions going on. But it’s hard to real pinpoint by retailer. We’ve certainly baked that into our fourth-quarter plans. And we think the season is going to be a little more promotional given the slowness overall that was in place toward the back end of Q3. And so we planned for that.

Brad Thomas: Great. And then just in terms of some of the new systems and processes that you all have in place, it’s obviously been something that’s helped the Company do a great job over the last few years from a comp standpoint. But as you kind of see how these systems work over a period where sales have slowed down, maybe Mike, could you speak to how, if at all, it’s helping you with your markdown cadence or any risks that there may be?

Mike Madden: Well, I think it’s the system has really helped us achieve the string of positive comp quarters that we currently still have in place. And a big part of that is being able to identify core merchandise, which now makes up almost 40% of our total sales, everyday products that have a steady sales rate. And that was a big win as we implemented a lot of those systems and processes, and we’ve benefited from that.

I think going forward, the core — now that it’s in place, I think we need some maybe deeper scrutiny as to knowing when to pull back on some of those items and know when to inject the new to make up for that volume. And I think the bigger opportunity going forward system-wise is regionality. We’re doing a little bit of that now. It’s an initiative that we’ve really been working on with our merchants and planners to get more store-specific with our assortment. We’ve got a long way to go there, but we do have the tools in place to help us with that. So those are all sales and margin drivers as well look ahead that we really haven’t fully experienced yet.

Brad Thomas: That’s great. And then if you hit your guidance, where would you expect free cash flow for the year to shake out, or where would you expect your cash balance to be?

Adam Holland: Well, it would be somewhere in the range of — and this is a wide range — but say, mid-$60 million to maybe $70 million. We had — of course, a lot of that depends on the fourth-quarter operating performance. But you recall, we did pay out a $26 million dividend earlier in the year.

We’ll have some more share repurchases ahead of us which will use some of the cash, and we’ve got a slightly higher CapEx number really due to the end-of-the-year timing issue that I mentioned. So still a very healthy cash balance. And we feel like we’re well positioned to make the investments we need to make going into next year.

Brad Thomas: Great. And then if you would hazard a guess at this, if you think out to 2016, any sense for what level of comp you may need to generate operating margin expansion next year?

Mike Madden: You know, it’s early, Brad. And we’re going to give a lot of color on that the next time we speak. But I think that we can, with a modest comp, achieve that. I mean, there are some roadblocks potentially to that for all retail, particularly when you talk about labor cost. For us, I think supply chain’s going to be a focus, but something I think we can hold pat. And if we can comp and continue this growth plan, and it be more front-ended, we do have the opportunity, I think, to generate leverage at a [three] comp range.

Brad Thomas: That’s great. Thank you for all the answers. And good luck this holiday season.

Operator: Ladies and gentlemen, this concludes our question and answer session. I would like to turn the call back over to management for any closing remarks.

Mike Madden: Thank you everybody. And we appreciate your attention and time on the call today. And we look forward to talk with you next quarter.

Operator: Thank you, sir. The conference is now concluded. Thank you for attending. You may now disconnect.